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                                                                     Exhibit 5.1


[GENETECH, INC. LETTERHEAD]



                                        July 12, 1996



Genentech, Inc.
460 Point San Bruno Boulevard
South San Francisco, CA  94080

Ladies and Gentlemen:

    I am General Counsel of Genentech, Inc. (the "Company"), and am rendering this opinion in connection with the filing by the Company of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission with respect to the offering and sale of up to 9,000,000 shares of the Company's Callable Putable Common Stock (the "Special Common Stock") pursuant to the Company's 1996 Stock Option/Stock Incentive Plan (the "Plan").

    In connection with rendering this opinion, I have examined and relied upon the Registration Statement and related Prospectus, the Plan described in the Registration Statement and the documents to be executed pursuant thereto, the Company's Certificate of Incorporation and Bylaws, as amended, and such records, documents, certificates, memoranda, and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.

    On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Special Common Stock when sold and issued in accordance with the Plan and the documents to be executed pursuant thereto, the Registration Statement and the related Prospectus, will be validly issued, fully paid and nonassessable.

    I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                      Very truly yours,


                                      /s/ Stephen G. Juelsgaard
                                      ------------------------------------
                                      Stephen G. Juelsgaard
                                      Vice President and General Counsel

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